                                                                      EXHIBIT 11

                       INTELLIGROUP, INC. AND SUBSIDIARIES




                                        Three Months Ended September 30,    Nine Months Ended September 30,
                                        --------------------------------    -------------------------------
                                             1995              1996             1995              1996
                                         ------------      -----------      ------------      ------------

Net loss                                 $    (42,000)     $  (600,000)     $ (1,054,000)     $   (105,000)
                                         ============      ===========      ============      ============

Weighted average shares outstanding        12,203,000        7,322,000        12,203,000
                                                                                                 9,331,000

Incremental shares
     considered outstanding (1)             1,534,000        1,555,000         1,534,000         1,494,000
                                         ------------      -----------      ------------      ------------


Shares used in per share calculation       13,737,000        8,877,000        13,737,000        10,825,000
                                         ============      ===========      ============      ============


Net loss per share                       $       0.00      $     (0.07)     $      (0.08)     $      (0.01)
                                         ============      ===========      ============      ============



(1) Pursuant to the requirements of the Securities and Exchange Commission, stock options and warrants issued by the Company during the twelve months immediately preceding the initial public offering have been included in computing net income (loss) per share as if they were outstanding for all periods using the treasury stock method.